Exhibit 5.9

            , 2011

WireCo WorldGroup Inc.

12200 NW Ambassador Drive

Kansas City, MO 64163

Ladies and Gentlemen:

We have acted as Slovak counsel to WireCo WorldGroup Inc., a Delaware corporation (the “Company”), and its guarantor located in the Slovak Republic (the “Slovak Guarantor” as identified in Schedule 1 hereto) in connection with the preparation of the registration statement on Form S-4, registration number 333-174896, as amended (the “Registration Statement”), for the registration of the Company’s $425,000,000 aggregate principal amount of 9.5% Senior Notes due 2017 (the “Exchange Notes”) to be offered in exchange (the “Exchange Offer”) for outstanding unregistered $425,000,000 aggregate principal amount of 9.5% Senior Notes due 2017 (the “Outstanding Notes”) as authorized by the Indenture, dated as of May 19, 2010 (the “Indenture”), by and among the Company, the Guarantors (as identified in Schedule 2 hereto, the “Guarantors”) and U.S. Bank National Association as Trustee (in such capacity, the “Trustee”). The Guarantors will guarantee the Exchange Notes (the “Guarantees”, and together with the Exchange Notes, the “Securities”), and the Securities are to be issued pursuant to the Indenture.

In our capacity as such counsel, we have familiarized ourselves with originals or certified copies of documents listed in Schedule 3 (the “Documents”), including the Indenture, the Registration Statement, the form of Exchange Notes and such other documents, records and other matters as we have deemed necessary or appropriate in order to give the opinions set forth herein. In such examination, we have assumed the genuineness of all signatures on original documents and the authenticity of all documents submitted to us as conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have, with your approval, relied upon (and assumed the accuracy of) certificates or comparable documents, and oral and written statements and representations, of officers and representatives of the Slovak Guarantor and certificates of public officials (the “Public Documents”). We have not independently verified such information and assumptions.

We are attorneys at law (advokáti) qualified to practice law in the Slovak Republic and we express no opinion as to any laws, or any matters governed by any laws, other than the laws of the Slovak Republic (the “Applicable Laws”).

Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of such facts and any limited enquiry

WireCo WorldGroup, Inc.

            , 2011

undertaken by us during the preparation of this opinion letter should not be regarded as such investigation. No inference as to our having constructive knowledge of the existence or absence of such facts should be drawn merely from the fact of our representation of the Company and the Slovak Guarantor as legal counsel.

We have further, when preparing this opinion, assumed:

1.	the legal capacity of natural persons;

2.	that (a) the Slovak Guarantor is (and, at the time it entered into a respective document was) not insolvent (in Slovak: v úpadku) under Applicable Laws; and (b) no action has been taken in respect of the Slovak Guarantor for, or in connection with, the commencement of bankruptcy proceeding or settlement or commencement of restructuring proceedings dissolution, liquidation, interim injunction, court or other involuntary enforcement or public auction proceedings;

3.	that the resolution(s) of the Slovak Guarantor referred to in Schedule 3 and the Foundation Deed of the Slovak Guarantor referred to in such Schedule have been validly passed at duly summoned meetings or duly adopted outside such meetings, are in full force and effects as of the date of this letter and have not been amended, replaced or revoked and that none of the relevant bodies of the Slovak Guarantor has adopted any other resolutions that would affect in any respect the opinions expressed in this letter;

4.	that no changes to, or to the information contained in the excerpt from the Commercial Register with respect to the Slovak Guarantor referred to in Schedule 3 have been made and all information therein will remain unchanged as of the date of this letter;

5.	the lack of any bad faith and absence of fraud, coercion, duress, undue influence or error on the part of any of the parties to the Documents, or the parties’ respective directors, employees, agents and advisers (excepting, of course, ourselves);

Based upon and subject to the foregoing, assuming that the Indenture has been duly authorized, executed and delivered by, and represents the valid and binding obligation of the Trustee, and when the Registration Statement, including any amendment thereto, shall have become effective under the Securities Act of 1933, as amended (the “Securities Act”), it is our opinion that:

1.	the Slovak Guarantor is duly organized, validly existing and in good standing under the laws of the Slovak Republic, and the Slovak Guarantor has the requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture, including their respective Guarantees of the Exchange Notes as set forth in the Indenture;

2.	the execution, delivery and performance of the Indenture, including the Guarantees set forth therein, by the Slovak Guarantor have been duly authorized by all necessary corporate action of such Slovak Guarantor;

3.	the Slovak Guarantor has duly executed the Indenture and a Guarantee;

WireCo WorldGroup, Inc.

            , 2011

4.	the execution and delivery of the Indenture and the Guarantee by the Slovak Guarantor and the performance by the Slovak Guarantor of its obligations thereunder will not conflict with or constitute or result in a breach or default under or result in the creation of a lien or encumbrance under or violation of any of (i) the Foundation Deed of the Slovak Guarantor or (ii) any Applicable Laws; and

5.	no consent, waiver, approval or order of any court or governmental authority of the Slovak Republic is required pursuant to any Applicable Laws in connection with the Slovak Guarantor’s execution of the Indenture and the Guarantee.

In addition, the opinions expressed herein are subject to the following exceptions, limitations, qualifications and comments:

1.	this opinion is confined to matters of Slovak law as published in the Collection of Laws at the date of this opinion and is limited to matters expressly set forth herein, and no opinion is to be implied or inferred beyond the matters expressly so stated, in particular no opinion on tax or accounting issues is provided hereby;

2.	our opinion is subject to and limited by the effects of any applicable bankruptcy, insolvency (including but without limitation to all laws relating to fraudulent transfers), restructuring, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally;

3.	the enforcement of any judgments against the Slovak Guarantor would be subject to relevant provisions regarding the civil proceedings in the Slovak Republic, in particular the Code of Civil Proceedings, the Act No. 97/1963 Coll., on International Private and Procedural Law, as amended, the Council Regulation (EC) No. 44/2001 of December 22, 2000 on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters, as amended,

4.	the choice of the laws of New York as governing law of the Documents to which the Slovak Guarantor is a party is subject to the Regulation (EC) No. 593/2008 of the European Parliament and of the Council of 17 June 2008 on the law applicable to contractual obligations (Rome I), Regulation (EC) No. 864/2007 of the European Parliament and of the Council of 11 July 2007 on the law applicable to non-contractual obligations (Rome II), and the Act No. 97/1963 Coll., on International Private and Procedural Law, as amended (as applicable);

5.	an encumbrance (a pledge) may exist or be created by operation of law in favor of (i) the State or a subdivision thereof pursuant to Section 71 and Section 71 a of the Act No. 511/1992 Coll., as amended, on the Administration of Taxes, if the Slovak Guarantor does not fulfill its tax or similar obligations when due, and pursuant to Section 56 of the Act No. 199/2004 Coll., as amended, Customs Act (ii) a third person based on the decision of the executor pursuant to Section 167 et seq. of the Act No. 233/1995 Coll., the Execution Code, as amended;

6.

the opinions expressed herein are limited to the extent that pursuant to Sections 120(2) and 161e of the Act no. 513/1991 Coll. the Commercial Code, as amended, a company may not enter a transaction or secure financing for purposes of acquiring its shares, i.e., a so called “financial assistance” is prohibited and

WireCo WorldGroup, Inc.

            , 2011

pursuant to Section 39 of Act No. 40/1964 Coll., the Civil Code, as amended, any legal act which, by virtue of its content or its purpose, breaches the law or circumvents the law or is in contrary with good morals is not valid; such provision of the Civil Code would apply also to any guarantee or security created in connection with the above described financial assistance and may apply to any structure that serves to circumvent the prohibition on financial assistance;

7.	under the laws of the Slovak Republic, the validity, enforceability and/or binding nature of any agreement or other obligation may be limited to the extent that the parties involved do not act in accordance with the principles of fair business conduct (in Slovak: zásady poctivého obchodného styku), proper morals (in Slovak: dobré mravy) and good faith (in Slovak: dobrá viera);

8.	Slovak law guarantees the independence of decision making for the judiciary, judges and arbitrators; therefore, it cannot be excluded that, during the decision-making process regarding any particular case, the relevant courts or arbitrators do not agree with the opinions stated in this letter;

9.	this opinion is governed by Slovak law. This opinion cannot be interpreted as an insurance contract. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances, which may hereafter come to our attention or any changes in laws which may hereafter occur.

This opinion is rendered for your benefit in connection with the Exchange Offer. We hereby consent (i) to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption “Validity of the Exchange Notes” in the Prospectus that is part of the Registration Statement; (ii) to your filing copies of this opinion as an Exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the Exchange Offer; and (iii) to reliance by Husch Blackwell LLP, United States Counsel to the Company, in connection with its opinion to be issued in connection with the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. Other than for the consented purposes, this opinion is not to be transmitted to anyone nor is it to be relied upon by anyone or for any other purpose or quoted or referred to in any public document or filed with anyone without our written consent. We accept no responsibility or legal liability to any person other than the addressees in relation to the contents of this opinion.

Very truly yours,

JUDr. Martin Kríž
Partner
PRK Partners s.r.o. attorneys at law

WireCo WorldGroup, Inc.

            , 2011

Schedule 1

List of Slovak Guarantor(s)

DRUMET, s.r.o. with its registered office at Mierová c. 1, Holohovec, Postal Code 920 01, the Slovak Republic, Identification No.: 36 257 516, registered in the Commercial Register maintained by the District Court Trnava, Section Sro, File No. 14496/T

WireCo WorldGroup, Inc.

            , 2011

Schedule 2

Guarantors

Guarantor	Jurisdiction of Organization

WireCo WorldGroup (Cayman), Inc.	Cayman Islands

WRCA Distributor (Cayman) Ltd.	Cayman Islands

WireCo WorldGroup Sales (Cayman) Ltd.	Cayman Islands

WRCA Finance (Luxembourg) S.à r.l.	Luxembourg

WRCA Holdings (Luxembourg) S.à r.l.	Luxembourg

WRCA (Luxembourg) S.à r.l.	Luxembourg

WRCA Canadian Holdings (Luxembourg) S.à r.l.	Luxembourg

WRCA US Holdings Inc.	Delaware, USA

WRCA, LLC	Delaware, USA

1295728 Alberta ULC	Canada

Wireline Works Partnership	Canada

Casar Drahtseilwerk Saar GmbH	Germany

WireCo WorldGroup B.V.	Netherlands

Oliveira Holland B.V.	Netherlands

WRCA Portugal Sociedade Unipessoal LDA	Portugal

WireCo WorldGroup Portugal Holdings SGPS, S.A.	Portugal

Manuel Rodrigues de Oliveira Sa & Filhos, S.A.	Portugal

Albino, Maia & Santos, Limitada	Portugal

Cabos & Lingas — Sociedade Portuguesa de Comercio, Limitada	Portugal

WireCo WorldGroup, Inc.

            , 2011

Schedule 3

Documents

1.	Indenture dated 19 May 2010 between, amongst other, WireCo WorldGroup Inc. as issuer and U.S. Bank National Association as trustee

2.	Supplemental Indenture dated [—] between, amongst other, WireCo WorldGroup Inc., U.S. Bank National Association and Drumet, s.r.o.

3.	Registration Statement dated 14 June 2011 as filed with the Securities and Exchange Commission on 15 June 2011

4.	Foundation Deed of Drumet, s.r.o. dated [.] on establishment of Drumet, s.r.o.

5.	Full wording of Foundation Deed of Drumet, s.r.o. dated 26 November 2010

6.	Extract of Drumet, s.r.o. from the Commercial Register dated 9 August 2011

7.	Resolution of the sole shareholder of Drumet, s.r.o. dated 1 August 2011

8.	Resolution of the sole executive (konatel’a) of Drumet, s.r.o. dated 8 August 2011

9.	Resolution of the Supervisory Board of Drumet, s.r.o. dated 5 August 2011